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                                                                    Exhibit 99.1

Company Press Release

CBT Group Completes Acquisition of Knowledge Well

CBT Group Gains Access to Major New Market Opportunities Through Knowledge Well Business Offerings

REDWOOD CITY, Calif., June 24 /PRNewswire/ -- CBT Group (Nasdaq: CBTSY - news),
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a leading provider of interactive education software for information technology training, today announced that it has completed the acquisition of Knowledge Well, a provider of business, management and professional education using online learning technologies. The acquisition was approved overwhelmingly by CBT's shareholders earlier this month, with approximately 99 percent of the shareholders that voted ratifying the acquisition.

"This is a major development for CBT Group," commented William G. McCabe, CBT Group chairman. "CBT Group was instrumental in creating and defining the interactive education software space in the information technology arena and has continually advanced the boundaries of that marketplace. Knowledge Well has also been a leader, creating a new model for the delivery of business degrees and business and professional education using online learning technologies.
This acquisition brings together an established industry powerhouse and an innovative pioneer. We expect the combination to be a powerful one."

"We now have a major opportunity to apply online learning technologies to a broader professional marketplace," added Gregory M. Priest, CBT Group's president and chief executive officer. "The completion of our acquisition of Knowledge Well is an important step in our ongoing strategy to move CBT Group forward into the next century. CBT Group has established itself in the marketplace by creating a powerful development process and organization and strong customer relationships. Throughout the different areas of our business, CBT Group has made further major strides forward over the last few quarters. We have established what we believe is a very strong foundation from which to address the opportunities that lie before us. We confidently expect Knowledge Well to be an important part of our future."

Under the terms of the acquisition agreement signed late last year, CBT Group issued approximately four million shares in exchange for all of the outstanding capital stock of Knowledge Well. In addition, CBT Group assumed outstanding Knowledge Well options.

The Company expects to account for the transaction as a purchase. Accordingly, the company expects to record a one-time charge of approximately $8 million during the second quarter in connection with the write-off of acquired in-process research and development, as well as professional fees and other costs associated with the acquisition. CBT Group will also record goodwill in connection with the acquisition, which it plans to amortize at the rate of approximately
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$2 million per quarter. Knowledge Well's results will be included in CBT Group's financial reports beginning on the closing date.

This press release may contain forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any forward-looking statements in the press release are subject to certain risks and uncertainties that could cause actual results to differ materially from those stated. Factors that could cause or contribute to such differences include those discussed in CBT Group's Form 10-K for the year ended December 31, 1998. Any forward-looking statements in this press release reflect management's opinions only as of the date hereof and CBT Group assumes no obligation unless required by law to revise or publicly release the results of any such forward-looking statements.

About CBT Group

CBT Group PLC is a leading provider of interactive education software for information technology professionals in business, education and government markets worldwide. The company's comprehensive library, which covers a range of client-server, mainframe and Internet and intranet technologies, is used by the world's leading organizations to train employees to develop and apply mission-critical technologies in the workplace.

For information about CBT Group's products, call 888-714-5900, fax 800-387-0933, or send an email to salesinfo@cbtsys.com. CBT Systems is located on the World
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Wide Web at http://www.cbtsys.com.
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CBT Systems and the CBT Systems logo are trademarks of CBT Group PLC.  All other company and product names may be trademarks of the respective companies with which they are associated.